EX-99.23(p)(114)

Index

Overview

Structure

Why we have an M&G Code of Ethics

How the Code applies to you

Confirmation of understanding

General – other policies

Definitions

Personal Account Dealing – Access Persons

General

What is a personal account deal?

What you have to consider before undertaking a personal account deal

What you need to do when undertaking a personal account deal

All Access and Connected Persons, other than Equity Investment Professionals

All Equity Investment Professionals

What you have to do once you have completed your personal account deal

Personal Account Dealing – Employees

General

What is a personal account deal?

What you have to consider before undertaking a personal account deal

What you need to do when undertaking a personal account deal

What you have to do once you have completed your personal account deal

Securities Reporting – Access Persons

General

Initial/Annual Statement of Investments Held

Quarterly Statement of Investments

Annual Statement of Investments Held

Additional requirements for Equities staff registered as a CF30 with the FSA
Additional requirements for Equity Dealers and Fund Managers of US-based Clients

(Vanguard and Jackson) registered as a CF30 with the FSA

Personal associations

General

Guidelines

Criteria

What to do

Gifts and Benefits

General

Inducement

Guidelines

Approval

Managers responsibility

Approved Gifts and Benefits forms

Record keeping

Administration

Controls

Records

Tables

How the Code applies to you

Financial Instruments and their Reporting Requirements

Appendices

A. Flowchart - Personal Account Dealing

B. Request For Permission To Deal Form (RFPTD)

C. Initial/Annual Statement of Investments Held

D. Statement of Transactions During The Quarter

E. Personal Association Form

F. Gifts and Benefits Form

G. Federal Securities Laws

Version Control

Overview

Structure

The M&G Code of Ethics (“the Code”) document sets out the following:

i.     Why we have a Code of Ethics;

ii.     Personal account dealing requirements;

iii.     Investment reporting requirements;

iv.     Personal association requirements;

v.     Gifts and benefits requirements.

Why we have a Code of Ethics

First, we are required to have a Code of Ethics by the United States Securities and Exchange Commission (SEC), which regulates M&G Investment Management Ltd (“MAGIM”) as an Investment Adviser in relation to the US clients of MAGIM. Secondly and more generally, as an Employee of the M&G Group, comprising M&G Limited and its subsidiaries (“M&G”), you are expected to maintain the highest ethical and professional standards. Amongst other things this means that you should do nothing to gain advantage for yourself to the detriment of M&G or its clients. Where you identify a situation that puts your interests in conflict with those of a client you should:

•	put the client’s interests first; or

•	declare yourself conflicted and ask someone else who you believe to be not conflicted to deal with the particular matter; or

•	refer the matter to your senior manager for guidance.

In relation to conflicts of interest, perception is as important as fact. You must therefore take care to ensure that you do not do anything that looks as if it is gaining you or M&G an advantage at the expense of its clients.

That said, M&G recognises that it is perfectly acceptable for you to receive business hospitality or conduct a personal investment transaction as long as you do so in accordance with the requirements set out in the Code. However, failure to act in accordance with the Code will be regarded as a serious matter and could in certain circumstances result in disciplinary action including dismissal.

If at any time you realise you have not complied with the requirements of the Code, you should immediately contact MAGIM Compliance. If however you observe another person’s behaviour which is not compliant with the Code you may choose to report this either to MAGIM Compliance or in confidence directly to the Legal and Compliance Director, Anthony Ashplant.

How the Code applies to you

Table 1 on “How the Code applies to you” set out on page 19 shows you how the various parts of the Code apply to you as an Employee (see Definitions). The application of the Code is location specific so if you transfer locations the rules applying to you may change and it is your responsibility to ensure that you comply with the rules at that location.

PRUPIM staff are subject to the Code but are to make gift and benefit reports to PRUPIM Compliance via an electronic form rather than to MAGIM Compliance. Further guidance should be sought from the PRUPIM Compliance Director.

In addition to the guidance in this Code, Business Units such as PRUPIM or the Macro Investment Business may, from time to time, implement additional local rules at any of its office locations.

Staff on long-term sick leave or maternity leave are exempt while on leave from the obligation to seek pre-clearance for, or to lodge quarterly or annual reports of personal account dealing (provided that they do not have access while on leave to certain systems which contain details of transactions undertaken by MAGIM on behalf of its clients, which include but are not limited to; FODB, Quasar, LatentZero, CAMS, STP, PRIME). The first annual or quarterly report on return to work however must include all transactions undertaken while the person was on long-term sick leave or maternity leave.

Confirmation of understanding

M&G is required to ensure that each person covered by the Code receives and understands its contents.

This means that when you join M&G you will be requested either to complete a declaration on the ‘I’ or to submit a written acknowledgement confirming that you have received and understood those aspects of the Code which apply to you.

Each time an amendment is made to the Code, M&G must ensure that you are issued with a copy of the revised Code, that you acknowledge receipt of the revised Code and that you understand those aspects of the Code which apply to you. To evidence this process you will be requested to complete either a declaration on the ‘I’ or a written declaration confirming that you have received and understood those aspects of the Code which apply to you.

General – other policies

Whilst this Code sets out certain matters in relation to your conduct whilst employed by M&G, there are a number of other policies which you should also be aware of and comply with including, but not limited to:

•	The Prudential Group Code of Business Conduct (section 17.1 of the Group Governance Manual)

•	The Prudential Anti-Bribery Policy (section 23.7 of the Group Governance Manual)

Each of these is available on the Prudential Intranet site:

http://www.group.local/en/Our+business/Our+policies+ and+manuals/Group+Governance+Manual

•	The MAGIM and M&G Retail Conflicts Policy

•	The M&G Public Interest Disclosure Code

•	The M&G Employment Code of Conduct

•	The M&G Counter Fraud Policy

•	The M&G Information Security Code of Practice

Each of these is available on the M&G Source Intranet site:

http://www.mandg.local/quest/press/manuals/Central% 20Risk/Central%20Risk%20Menu.html

http://thesource.mandg-im.intranet/default.aspx

If you require further information on these or other policies you should ask either your line manager or your HR representative. PRUPIM staff should check with PRUPIM Compliance as to which policies apply to PRUPIM staff.

Definitions

Access Person

An Employee who works in (i) Governors House or New Fetter Lane or City Place House, or (ii) who works elsewhere and has access to certain systems which contain details of transactions undertaken by MAGIM or PRUPIM on behalf of its clients including; FODB, Quasar, LatentZero, CAMS, STP or PRIME.

Aggregate Value Exemption

If the aggregate value of your personal account deal (the transaction) does not exceed:

•	£10,000 of securities with a market capitalisation between £500million and £1billion; or

•	£25,000 for securities with a market capitalisation between £1billion and £5billion; or

•	£50,000 for securities with a market capitalisation greater than £5billion.

Then you are only required to ensure that Boxes 1 and Box 2 are completed on the Appendix B - Request For Permission To Deal Form.

Please Note: this exemption does not apply to an Equities Investment Professional and nor does it apply to any Initial Public Offering or Private Placement.

If however the aggregate value of your transaction exceeds these limits then you will need to ensure that Boxes 3 and 4 are completed on the Appendix B - Request For Permission To Deal Form.

Approving Signatory

An Approving Signatory is a Senior Fund Manager within either Equities or Fixed Income who is authorised to approve an Access Person’s Request For Permission To Deal Form where the Aggregate Value Exemption requirement does not apply and is required to approve all Equities Investment Professionals or their Connected Persons Requests For Permission To Deal Form.

Beneficial Interest

Generally includes ownership of securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. You are considered to have a Beneficial Interest in:

•	securities which you hold for your own benefit in bearer form, registered in your own name or otherwise, whether or not the securities are owned individually or jointly;

•	securities held in the name of your spouse, minor children or other dependent relatives;

•	securities held by others for your benefit, such as securities held by a Trustee, executor or administrator or by custodians, brokers or relatives;

•	securities owned by a partnership of which you are a member, unless that partnership has delegated fund management to an independent manager to whom full discretion is granted;

•	securities held by a corporation which can be regarded as your personal holding company; and

•	securities recently purchased by you and awaiting transfer into your name.

‘Beneficial Interest’ does not include ownership of securities over which you have a substantial measure of control but in which neither you nor your family have any direct or indirect beneficial interest (i.e. securities held by a Trust of which you are Trustee but not a direct or indirect beneficiary).

Code of Market Conduct

The Code of Market Conduct (published by the FSA) sets out, amongst other matters, behaviours that are likely to constitute market abuse. The full text can be found on the FSA website at http://fsahandbook.info/FSA/html/handbook/MAR.

Connected Person

Anyone connected to an Access Person by reason of a domestic or business relationship or any other relationship (other than as a customer of M&G).

If as an Employee you have influence over that person’s judgment or advise that person as to how to invest his/her property or procure any rights or Beneficial Interest attached to their investments then that person is deemed to be a Connected Person and you will need to seek pre-clearance for any relevant transactions undertaken by the Connected Person. In addition you will also be required to seek to ensure that the Connected Person adheres to the reporting requirements set out in Section 4.

Examples of a Connected Person are your spouse, partner, cohabiter, or child, stepchild or adopted child under the age of 18.

A Connected Person may also be any of the following:

•	a company in which one or more Employees and/or any Connected Person has an interest in 20% or more of the equity capital or is entitled to exercise or control more than 20% of the voting power;

•	a Trustee of a trust under which an Employee, his/her spouse, child, stepchild or adopted child under the age of 18, or a company as defined above, is a beneficiary or a discretionary object, and

•	a trust of which an Employee or Connected Person is a settlor.

If you do not exercise any influence on the investment decisions or receive any Beneficial Interest then that person need not be considered a Connected Person.

However, if you are registered as a CF30 with the FSA and work in Equities, all persons who share your household are deemed to be a Connected Person for the purpose of the annual reporting requirements set out in Section 4.

Note: Whether you have influence over or procure any rights or benefits from a Connected Person is dependent on your judgment. The point you must take very seriously as an Access Person, is that if it subsequently becomes clear that you did have influence and have exerted it, or have received benefit from the investment, and if the Code has not been complied with then that will be considered as a breach of the Code.

Employee

Any person who is employed by M&G, PRUPIM or PGDS, including a contractor who is on a contract of more than one month.

Equities Investment Professional

An Equities Investment Professional (EIP) is a person who works within the Equities Business Unit.

Security

A Security is defined very broadly for the purposes of this Code. It means any ordinary share note, stock, bond, debenture, investment contract or limited partnership interest and includes any rights to acquire or dispose of any security (i.e. options, warrants, futures contracts) and investments in investment funds, hedge funds and investment clubs. Investments in commodity derivatives, currency derivatives, SIPPs, AVCs, FSAVCs and FURBs are to be treated as a Security.

A Security does not include contributions by salary deductions to M&G or Prudential staff pension schemes or any contribution to your AVC accounts linked to either of these schemes. Neither does it include investments in unit Trusts, OEICS, unitised savings products not managed by Prudential or M&G and nor does it include any product issued by National Savings and Investments.

A Security does include, but only for reporting purposes, investments in Unit Trusts, OEICS, and unitised savings products managed by Prudential or M&G. Tables 1 and 2 sets this information out in detail, but if you have any uncertainty as to whether an investment falls within scope, please contact MAGIM Compliance for guidance.

Supervised Person

Is any Employee who works for M&G.

US Federal Securities Laws

These are set out in Appendix G.

Personal account dealing – access persons

General

As an Access Person you are required to seek pre-clearance from M&G before undertaking a personal account deal.

The next sections set out in detail:

a.	what constitutes a personal account deal;

b.	what you have to consider before undertaking a personal account deal;

c.	what you need to do when undertaking a personal account deal; and

d.	what you have to do once you have completed your personal account deal.

A flowchart of the process to be followed can be found at Appendix A.

What is a personal account deal?

A personal account deal is a transaction undertaken by either you or a Connected Person in an investment that requires you to seek pre-clearance from M&G before undertaking the transaction - see Table 2 on page 20.

The reason for this requirement is that M&G is required to have procedures to control your personal account dealing so that there is an assurance that these do not:

a.	conflict with investment transactions being undertaken by M&G;

b.	breach any restrictions on dealing which M&G may have in place at that time.

If you have a discretionary managed account and provided that the portfolio is individually managed by a reputable independent manager to whom full investment discretion is granted and that you do not participate or influence investment decisions and you are not aware of such decisions until after the transactions are effected then these transactions are not considered to be a personal account deal. You must supply to Compliance a copy of the agreement you have with the manager as evidence that he has full discretion over the assets.

What you have to consider before undertaking a personal account deal

Access Persons and their Connected Persons are strictly prohibited from:

a.	dealing in a security on the M&G Restricted Dealing List (RDL);

b.	dealing when in possession of information which if publicly known would materially impact the price of the security, commonly know as material non-public information (“MNPI”) or price sensitive information (“PSI”), see for example the PRUPIM Chinese Wall Policy;

c.	dealing in a ‘fund’ managed by M&G which can be traded on an agreed basis with another party without reference to its next formal pricing point, for example shares in Episode;

d.	dealing in contravention of The FSA’s Code of Market Conduct,

e.	dealing in contravention of US Federal Securities Laws;

f.	undertaking bear or short transactions - that is the sale of an investment not already owned;

g.	“taking” money for conventional options and undertaking sales of traded options unless they are fully covered by stock or cash margin;

h.	trading options on considerations of a short-term nature on Prudential plc shares;

i.
acquiring any security in a privatisation or new issue unless the application is made on a public application form which does not show that the applicant is associated with M&G. Multiple applications by an individual for new issues are prohibited;

j.
buying or selling, or selling and buying the same (or equivalent) securities within 7-business days. An exception to this restriction is where a “stop/loss” instruction, placed by an individual with a broker at the time of placing a relevant trade is triggered;

k.	unless otherwise agreed, seeking and obtaining credit or special dealing facilities with a broker or counterparty; and

l.	spread betting and contracts for difference in financial instruments.

It should be noted that Access Persons and Connected Persons are discouraged from short term dealing. Normally M&G would expect investments to be held for a minimum of sixty days. If repeated short term trades are identified then the individual concerned may be required to explain to Compliance in writing, with supporting evidence, the reasons for the trades and may in future be required to document those reasons before dealing.

The ban on spread betting and contracts for difference in financial instruments does not apply to such betting in relation to sporting events but such bets should be placed in an employees own time and not from the office or using company equipment.

What you need to do when undertaking a personal account deal

All Access and Connected Persons, other than Equity Investment Professionals

After considering the matters in the preceding section and having satisfied yourself that in requesting permission to undertake a personal account deal, you will not breach those requirements, you should complete the Request For Permission To Deal Form (RFPTD). This form can be found at Appendix B.

First complete Box 1 of the RFPTD.

If your transaction is in a listed security and it meets the Aggregate Value Exemption, you should take the RFPTD, depending on the type of transaction, to either the Equity or Fixed Income Dealing Desk, requesting them to complete Box 2. If the Dealing Desk complete Box 2, you are free either to complete the transaction within 24 hours or to place your instruction, which includes posting it, within 24 hours.

If the Dealing Desk decline to complete Box 2 you may reapply for permission to deal after 24 hours has elapsed since your last request. No reason will be given to you as to why permission has been refused. The relevant Dealer should forward a copy of any RFPTD form that they have declined to complete to MAGIM Compliance.

If your transaction does not meet the Aggregate Value Exemption, then after completing Box 1, you should take the RFPTD to the relevant Dealing Desk requesting that they complete both Boxes 2 and 3.

If the Dealing Desk decline to complete Box 2 then you are not able to deal but you may reapply for permission to deal after 24 hours has elapsed since your last request.

If when completing Box 3, the Dealing Desk identify that transactions have been undertaken in the last 2 business days or there is currently an open order in the market then permission to deal will be refused. You may reapply for permission to deal after 24 hours has elapsed since your last request.

If the Dealing Desk complete Box 2 and indicate in Box 3 that there has been no trading in the last two days and that there are no open orders in the market, you are then required to get Box 4 completed by an Approving Signatory.

The Approving Signatory will confirm to you either that it is acceptable for you to deal or that it is not. If permission is refused by an Approving Signatory, then you may not reapply for at least 48 hours after permission was refused.

It should be noted that both the Equity and Fixed Income Dealing Desks or the Approving Signatory can exercise the right to decline the order if he or she feels a possible conflict exists, or may be seen to exist, thus potentially harming M&G’s reputation.

In certain circumstances, for example where you are not located in Governors House or are working from home or on annual leave, permission for Equities can be sought from the Equities Dealing Desk by e-mailing DLMAGDEALERS@mandg.co.uk or internally you can send to MAGIM Dealing Desk. For Fixed Income please e-mail Fixed Income Credit Dealing and The Dealing Desk will then either grant or decline permission via email. If your deal exceeds the Aggregate Value Exemption, you will be required to seek email approval from an Approving Signatory.

Note: If permission is obtained via email rather than via physical signature, you are required to complete the RFPTD, attaching the relevant email(s) from the Dealing Desk and where applicable the Approving Signatory (instead of having the RFPTD form signed by these parties), and provide these documents to MAGIM Compliance as soon as possible and in any event no later than 10 calendar days after the date the transaction took place.

2.4.2                 All Equity Investment Professionals

For all Equity Investment Professionals (EIPs), there are additional restrictions and pre-clearance requirements that need to be considered before undertaking a transaction.

An EIP or Connected Person should not undertake a personal transaction in a financial instrument about which the EIP has made a recommendation until at least two business days after the issue of the formal recommendation. To evidence that a formal recommendation has been made it must be issued on a recognised means of internal communication, i.e. on ‘The Source’, or       e-mailed to the wider investment team. For the sake of clarity, a recommendation made at the morning meeting will be deemed to meet this requirement when the minutes of that meeting are issued.

An EIP or Connected Person should not undertake a personal account transaction in the financial instrument if he/she is about to make a recommendation or is aware that another EIP is about to make a recommendation about that company.

Process for an EIP or Connected Person who wants to transact an order which falls outside the Aggregate value Exemption criteria

Boxes 2,3 and 4 of the pre-clearance form must be completed and signed-off.

If the Dealing Desk decline to complete Box 2 or 3 you may reapply for permission to deal after 24 hours has elapsed since your last request. No reason for the refusal will be given to you.

Process for an EIP or Connected Person who wants to transact an order size which falls within the Aggregate value exemption criteria

Boxes 2 & 4 must be completed and signed-off.  In relation to Box 3, the Dealing Desk will attach the information specified in Box 3, so as to assist management with the completion of Box 4

As before, if the Dealing Desk decline to complete Box 2 you may reapply for permission to deal after 24 hours has elapsed since your last request. No reason for the refusal will be given to you.

The ultimate decision to approve or deny the trade sits with the approved signatory as part of completing Box 4.  Where a trade permission is denied you may reapply for permission to deal after 24 hours has elapsed since your last request.

It should be noted that the relevant Dealing Desk or the Approving Signatory can exercise the right to decline the order if it is felt a possible conflict exists, or may be seen to exist, thus potentially harming M&G’s reputation.

What you have to do once you have completed your personal account deal

If permission to deal is granted you must forward the original RFPTD form to MAGIM Compliance. A copy of the contract note must then be supplied promptly to MAGIM Compliance as soon as possible after its receipt and in any event no later than 10 calendar days after the date the transaction took place. You may instruct your broker or trading platform to send copy contract notes direct to MAGIM Compliance at Governors House. If permission to deal is not granted, the relevant Dealer should forward a copy of any RFPTD form that they have declined to complete to MAGIM Compliance.

Personal account dealing – employees

This section only applies to individuals who are not Access Persons.

General

As an Employee who is not defined as an Access Person you are required to report your personal account deals post-trade only.

The next sections set out in detail:

a.	what constitutes a personal account deal;

b.	what you have to consider before undertaking a personal account deal;

c.	what you need to do when undertaking a personal account deal; and

d.	what you have to do once you have completed your personal account deal.

A flowchart of the process to be followed can be found at Appendix A.

What is a Personal Account Deal for individuals who are not Access Persons?

A personal account deal is a transaction undertaken by you in an investment which is in categories 1-7 in Table 2. You are required to report the transaction to MAGIM Compliance post-trade.

What you have to consider before undertaking a personal account deal

You are strictly prohibited from:

a.	dealing in a security on the M&G Restricted Dealing List (RDL);

b.
dealing when in possession of information which if publicly known would materially impact the price of the security, commonly know as material non-public information (“MNPI”) or price sensitive information (“PSI”), see for example the PRUPIM Chinese Wall Policy;

c.	dealing in a ‘fund’ managed by M&G which can be traded on an agreed basis with another party without reference to its next formal pricing point, for example shares in Episode;

d.	dealing in contravention of The FSA’s Code of Market Conduct,

e.	dealing in contravention of US Federal Securities Laws;

f.	undertaking bear or short transactions - that is the sale of an investment not already owned;

g.	“taking” money for conventional options and undertaking sales of traded options unless they are fully covered by stock or cash margin;

h.	trading options on considerations of a short-term nature on Prudential plc shares;

i.
acquiring any security in a privatisation or new issue unless the application is made on a public application form which does not show that the applicant is associated with M&G. Multiple applications by an individual for new issues are prohibited;

j.
buying or selling, or selling and buying the same (or equivalent) securities within 7-business days. An exception to this restriction is where a “stop/loss” instruction, placed by an individual with a broker at the time of placing a relevant trade is triggered;

k.	unless otherwise agreed, seeking and obtaining credit or special dealing facilities with a broker or counterparty; and

l.	spread betting and contracts for difference in financial instruments.

It should be noted that all Employees are discouraged from short term dealing. Normally M&G would expect investments to be held for a minimum of sixty days. If repeated short term trades are identified then the individual concerned may be required to explain to Compliance in writing, with supporting evidence, the reasons for the trades and may in future be required to document those reasons before dealing.

The ban on spread betting and contracts for difference in financial instruments does not apply to such betting in relation to sporting events but such bets should be placed in an employees own time and not from the office or using company equipment.

What you need to do when undertaking a personal account deal

After considering the matters in the preceding section and if you are satisfied that in undertaking a personal account deal you will not breach those requirements, you should complete the Request For Permission To Deal Form (RFPTD). This form can be found at Appendix B. As there is no requirement for pre-clearance, you may then proceed with your deal.

What you have to do once you have completed your personal account deal

Once you have completed your personal account deal you should complete Box 1 only on the RFPTD form and attach a copy of the related contract note and send these to MAGIM Compliance as soon as possible and in any event no later than 10 calendar days after the date the transaction took place. You may instruct your broker or trading platform to send copy contract notes direct to MAGIM Compliance at Governors House.

Securities reporting – access persons

General

This section applies only to Access Persons.

As an Access Person you are required to report, at defined points in time, either in writing or electronically, details of certain investment holdings and related transactions as specified in Table 2.

It should be noted that the reporting requirements are extended to encompass those individuals who are considered by you to be a Connected Person.

The types and content of each report are set out below.

Initial Statement of Investments Held

On joining the Company or transferring to a role where you become an Access Person, you are required to complete an on-line declaration via the ‘I’ AND complete an Initial/Annual Statement of Investments Held. The Initial/Annual Statement of Investments Held form can be found at Appendix C.

You are required to complete both the online declaration and submit your statement of holdings no later than 10 calendar days after becoming an Access Person.

The Statement of Investments Held must be current as of a date no more than 45 calendar days prior to the date you became an Access Person.

You should note that even if you do not hold any securities which require reporting you are still required to complete and sign an Initial/Annual Statement of Investments Held indicating a “nil” holding.

Quarterly Statement of Investments

Within 30 calendar days of each quarter end you are required to complete:

a.	an on-line declaration via the ‘I’; and

b.	submit to M&G Compliance, the “Statement of Transactions during the Quarter Ended” report (Appendix D), unless you have:

• not bought or sold any securities covered by the reporting requirements;

• previously reported all transactions undertaken; or

• arranged for your broker or product provider to submit regular statements of your transactions

It should be noted that in respect of the “Statement of Transactions during the Quarter Ended” nil returns are not required.

Annual Statement of Investments Held

On an annual basis you will be required to complete, no later than 30 calendar days after the year end:

a.	an on-line declaration via the ‘I’; and

b.	submit to M&G Compliance, an “Annual Statement of Investments Held” report (Appendix C)

You should note even if you do not hold any securities which require reporting you are still required to make an online declaration via the “I” or complete and sign an Initial/Annual Statement of Investments Held indicating a “nil” holding.

Additional requirement for Equities staff registered as a CF30 with the FSA

All FSA CF30 registered staff working within Equities are required annually to report for each member of their immediate family who share the same household:

a.	a record of all transactions undertaken in the previous 12 months that would be subject to the pre-clearance regime; and

b.	a statement of all holdings as at year end.

This is an absolute requirement whether or not the CF30 has any influence over those investment decisions or receives economic benefit from those investments.

Additional requirement for Equity Dealers and Fund Managers of US based Clients (Vanguard and Jackson) registered as a CF30 with the FSA

All Equity Dealers and Fund Managers of US based clients are additionally required to report all personal trades in Authorised Unit Trusts and Open Ended Investment Companies irrespective of who the Authorised Fund Manager is.

Personal associations

General

This section applies to all Employees.

A conflict of interest may arise when you have a business or personal interest that influences or may appear to influence your independent and objective judgement at work.

Guidelines

M&G, and indeed Prudential, require that if an employee has a close association with a person or organisation, that could compromise impartial business dealings, then this should be declared.

Criteria

There is no hard definition of what constitutes a close association but it is normally where an employee is:

a.	actively involved with a company which either seeks or undertakes business with M&G;

b.	actively involved with a company which competes for business where M&G would be a competitor;

c.	actively involved with a business which has an impact on the employee’s ability to fulfil their role within M&G;

d	related to a person who the employee is able to direct business to, for example:

•	a buyer of print places business with a printer which is owned by the buyer’s brother;

•	a dealer places orders for an equity with a trader at an investment bank where the trader is the dealer’s sister;

•	legal advice is sought from a law firm where the wife of the employee seeking the advice is a senior partner;

•	an IT contract is awarded to a firm where the employee’s son is an influential employee.

e.	connected in any way to a business or person, which if scrutinised by a third party could give the view that the relationship was contrary to what is considered to be acceptable business practice.

If you are in doubt you should contact your Business Unit Director.

What to do

If you consider you have a personal association which meets the criteria you should complete the form at Appendix E and submit the form to your Business Unit CEO with a copy to MAGIM Compliance.

Gifts and benefits

General

This section applies to all Employees.

Due to the nature of our business and our market position, it has always been important that we ensure that we operate honestly, fairly and professionally in accordance with the best interests of our clients and also that in our dealings with third parties we do nothing that might encourage them to act other than in the best interests of their clients. Our Gifts and Benefits policy has been specifically designed to reflect this as well as complying with the FSA’s detailed Conduct of Business Rules in relation to Inducements.

Inducement

The FSA’s Rule on Inducements specifies those monetary and non-monetary benefits that can be provided to and received from third parties in connection with the carrying out of investment business.

In the normal course of business both the receiving and giving of gifts and, in particular, hospitality,

are a natural and accepted business practice, cementing partnerships and improving local relations. Naturally, this is acceptable where the gift or hospitality is not excessive, is in proportion to the nature of the relationship and will not induce the recipient to place business with or favour the person giving the hospitality.

The FSA specifies a list of non-monetary benefits that can be provided to third parties including the provision of training facilities, the reimbursement of travelling and accommodation expenses, the provision of product information etc and Compliance can provide detailed guidance with regard to this.

Guidelines

Responsibility rests with the individual and the attached criteria surrounding restrictions and thresholds have been provided in order to give guidance on what the company has determined is acceptable by the way of giving or receiving a gift or benefit. Details of the criteria can be found on the Gifts and Benefits form, see Appendix F. However it is worth considering the following general principles:

•	no gift or benefit offered or received should be one that you would not be willing for the media to be aware of;

•	care should be taken where a gift or benefit offered or received cannot be reciprocated;

•	care should be taken when receiving a gift or benefit from a person or organisation where there is no existing relationship;

•	you should be mindful as to how the gift or benefit will be perceived by others;

•	if you are arranging a corporate event on behalf of M&G then this should be discussed with your Manager and Compliance before proceeding.

Approval

Where a gift or hospitality received or given meets the criteria set out in Appendix F, it must be formally declared by the individual completing the Gifts and Benefits form at Appendix F but you should note that final approval will always be at the Manager’s discretion. This may mean in certain situations you will have to forgo the gift or hospitality or make a personal contribution toward the gift or hospitality that has been offered. PRUPIM staff should continue to use their existing Gifts and Hospitality spreadsheet.

Managers responsibility

Prior to approving a gift or benefit Managers should review the Gifts and Benefits form request taking the following points into account:

•	whether your acceptance or provision of the gift or benefit presents a conflict of interest;

•	the frequency of gifts and hospitality accepted or provided by you in a given period;

•	the frequency of gifts and hospitality offered to or by the company in a given period, and

•	consistency with other managers, particularly in regard to group events and whether annual leave was used to attend.

Approved Gifts and Benefits forms

Once you have received approval you should submit the completed Gifts and Benefits form to MAGIM Compliance. PRUPIM staff should continue to send their forms to PRUPIM line managers for approval.

Record Keeping

The FSA has specified record keeping requirements for Inducements including gifts and benefits. As far as the receipt of gifts and benefits is concerned, the completed Gifts and Benefits form will suffice and will be retained for at least five years by MAGIM Compliance. As far as the provision of gifts and benefits is concerned, M&G is required to retain records of all gifts and benefits provided to third parties irrespective of value. Thus records of all benefits provided to third parties including entertaining, costs of providing training, reimbursement of travelling and accommodation costs etc must be retained for a period of five years. This will normally be satisfied by the proper completion of the monthly expense return.

Administration

Controls

The Legal and Compliance Director of MAGIM (who is the Company’s Chief Compliance Officer for SEC purposes) will undertake an annual review of this Code to determine that it remains relevant and has been adhered to in the preceding twelve months, and make any recommendations for improvement.

The Chief Compliance Officer will ensure that the Code is subject to proper version control and maintain records to show the issue of new versions to all affected employees.

Records

Compliance will maintain, on a secure computer file, in accordance with the M&G Information Security Policy, sufficient details of all personal account dealing transactions. Personal Investment Reporting and any other associated documentation provided with these returns will be held in a secure cabinet with access restricted to members of MAGIM Compliance.

Records will be securely stored and maintained for a period of 6 years, after which time they will be destroyed via a high security certified document destruction company.

Table 1: How the Code applies to you

If you do not work in Governors House, New Fetter Lane or City Place House but you have access to certain systems which contain details of transactions undertaken by MAGIM or PRUPIM on behalf of its clients including; FODB, Quasar, LatentZero, CAMS, STP or PRIME, then you will be an Access Person.

M&G	Section 2 (Access Person)	Section 3	Section 4 (Access Person)	Section 5	Section 6
You work for M&G in Governors House	Yes	No	Yes	Yes	Yes
You work for M&G in Chelmsford	No	Yes	No	Yes	Yes
You work for M&G in New Fetter Lane	Yes	No	Yes	Yes	Yes
You work for M&G in an overseas location	No	Yes	No	Yes	Yes
PruPIM
You work for PRUPIM in Governors House or City Place House	Yes	No	Yes	Yes	Yes
PruCap
You work for PruCAP in Governors House and are seconded to MAGIM	Yes	No	Yes	Yes	Yes
PGDS
You work for PGDS in Governors House or Arthur Street	Yes	No	Yes	No	No

Table 2:  Financial Instruments and their Reporting Requirements

	INVESTMENT TYPE	BEFORE DEALING	IMMEDIATELY AFTER DEALING	WITHIN 30 DAYS OF END OF CALENDAR QUARTER	ANNUAL WITHIN 30 DAYS OF YEAR END
1.	Pensions (including SIPPs, FURBs, AVCs, FSAVCs etc) holding securities – look through to underlying security. See also 5. and 7.a) and 7.c) for pensions holding funds.	Dependent on underlying investments / follow appropriate line below
2.	Tax wrappers i.e. PEPs, ISAs, Child Trust Funds (CTFs), holding securities – look through to underlying security.	Dependent on underlying investments / follow appropriate line below
3.

Securities (and any derivatives thereof), both publicly traded and private (other than individually described below), e.g. common equity shares, preference shares ETFs, corporate bonds, warrants, venture capital trusts, investment trusts and enterprise investment schemes.
		Complete the Request For Permission To Deal Form with Dealing Desk and Approving Signatory sign-off as required	Supply MAGIM Compliance with a copy of the Request For Permission To Deal Form and contract note within ten calendar days of the transaction	Nothing additional	Report all holdings as at a date no earlier than the 30th November of that year
4.	Government bonds (and any derivatives thereof), commodity derivatives (exchange traded or OTC) exchange traded currency derivatives and index trades (i.e. index ETF)	Nothing	Supply MAGIM Compliance with a copy of contract note within ten days of the transaction	Nothing additional	Report all holdings as at a date no earlier than the 30th November of that year
5.	Mutual funds e.g. UK authorised unit trusts, OEICS and unit linked life products (other than as exempted in 7.b) below).	Nothing	Nothing	Report transactions in the past quarter, or supply regular statements as they become available	Report all holdings as at a date no earlier than the 30th November of that year
6.

If your transaction is the result of:

a. The acceptance of an offer to subscribe for securities under a rights issue or a scrip issue on an existing holding;

b. The disposal of such rights in nil-paid form;

c. The acceptance of a take-over offer;

d. Purchases or sales which are automatic in nature, including automatic investment plans and buy outs; or

e. Part of an automatic dividend or tax reclaim reinvestment plan including the setting up of such a plan.

		Nothing	Nothing	Nothing	Report all holdings as at a date no earlier than the 30th November of that year
7.

The following do not require any reporting and no pre-clearance is required:

a. Contributions by salary deductions to the staff pension schemes of either Prudential or M&G and any contribution to your AVC accounts to either of these schemes;

b. UK Authorised Unit Trusts and OEICS where Prudential or any of its affiliates is not involved in the management of the fund, and the fund is forward priced, or the fund is historically priced but you request and receive a forward price.

N.B:  This exemption does not apply to Equity Dealers and Fund Managers of US based funds see section 4.6 of the Code.

c. Unit-Linked funds (including those within pensions) invested solely in UK Authorised Unit Trusts and OEICS (i.e.7.b);

d. Cash ISAs;

e. Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

f. Any account over which the you have no direct or indirect influence or control i.e. purely discretionary managed account;

g. M&G LTIP;

h. With profits endowment policies;

i. Prudence bond, or equivalent with profits product;

j. Any product issued by the National Savings and Investments;

k. Child bonds but note CTFs are covered under 2.above;

l. Prudential SAYE until you exercise your option (thereafter treat as equities); and

m. Spread betting on non-financials, for example cricket.

N.B:  Spread Bets and Contracts for Differences on any Financial Instruments are strictly prohibited.

		Nothing	Nothing	Nothing	Nothing

Appendix A: Personal Account dealing

Appendix B: Request for permission to deal (RFPTD)

Instructions (if you have any questions please contact MAGIM Compliance)

Fill in Box 1

Obtain Dealers signature in Box 2. If permission to deal is not granted, the relevant Dealer should forward a copy of any RFPTD form that they have declined to complete to MAGIM Compliance.

For all Employees who are not Equity Investment Professionals, if your deal falls within the Aggregate Value Exemption (see Box 5 – bottom right) you can now deal.

For Equity Investment Professionals OR when your transaction does not meet the Aggregate Value Exemption you must obtain the dealer’s signature in Box 3, and an approver’s signature in Box 4. Your transaction must be passed to your broker within 24 hours and the contract note sent to MAGIM Compliance as soon as possible thereafter.

Box 1 (completed by applicant)

Name ____________________________________	Telephone ________________________________
Department _______________________________

I wish to BUYSELL the following security:

Security name: ____________________________	Number of shares or principal amount: ________
Bloomberg ticker: __________________________

I hereby declare that this Transaction in no way represents a conflict with the M&G Code of Ethics Policy. I have no material non-public price sensitive information nor other confidential information about the selected security, nor information which may give rise to a conflict of interest.

This trade DOESDOES NOT fall inside the Aggregate Value Exemption.

I acknowledge that failure to comply with the M&G Code of Ethics, or any written amendment, may constitute an act of gross misconduct and may result in disciplinary action.

Signature:__________________________________	Date: ________________________________

Box 2 (completed by the relevant Dealing Desk i.e. Equities or Fixed Income)

This security is currently NOT on the Restricted Dealing List.

Name of dealer: _____________________________
Date: ______________________________________	Time: __________________________________
Box 3 (completed, when applicable, by the dealer)

I confirm that no customer has dealt in this security/these securities in the 2 business days preceding today’s date, and

I attach a copy of the compliance print out showing any dealings in this security/these securities in the previous two days, and

I attach a copy of the compliance print showing orders this security/these securities that are currently being worked.

Signature:__________________________________
Name of Dealer:_____________________________
Date: ______________________________________	Time: _________________________________

Box 4 (completed, when applicable, by an Approving Signatory)

I confirm that, as far as I am aware, there is no intention of dealing in this security/these securities for any customer today or in the 2 business days following today’s date.

Permission to deal is GRANTED

Signature:__________________________________
Name of Approver:__________________________
Date: ______________________________________	Time: _________________________________

Approving signatories

For Equities - In the first instance obtain from the Desk Head of the security being dealt:
UK Equities - Jonathan Profitt or Mike Felton or Nigel Booth
European Equities - Richard Halle
OR in their absence
David Jane, Matthew Beardmore-Gray or Huw Jones
For Fixed - In the first instance: Simon Pilcher, Jeremy Richards or Pam Burgess - OR in their absence from Huw Jones or Matthew Beardmore-Gray
Futures, Options, Warrants, Venture Capital Trusts, Enterprise Investment Schemes
David Jane or Simon Pilcher or Ed Rosengarten
For MIB staff – David Fishwick

Box 5 The Aggregate Value Exemption

(1) If the aggregate value of the transaction does not exceed £10,000 of securities with a market capitalisation of more £500million and less than £1billion (2) £25,000 for securities with a market capitalisation of £1billion to £5billion and (3) £50,000 for securities with a market capitalisation greater than £5billion. In these cases only Box 1 and Box 2 need be completed.

Note:

1. Equities Investment Professionals must get all boxes completed at all times.

2. The Aggregate Value Exemption does not apply to any Initial Public Offering or Private Placement.

Appendix C: Statement of investments held

TO BE COMPLETED ON COMMENCEMENT OF EMPLOYMENT AND THEREAFTER ANNUALLY

Name (in block capitals):_____________________	Department:______________________________
Statement of holdings as at: ___________________	Telephone: _______________________________

As required by the M&G Code of Ethics, please list all of your Stock Broker accounts, equity holdings, mutual fund holdings, PEP/ISA or other unitised investment and securities in which you or any Connected Persons have a Beneficial Interest (see “Definitions” for examples of situations in which you or a Connected Person will be deemed to have a Beneficial Interest)

Initial Reports must be submitted to MAGIM Compliance within 10 calendar days of becoming an Access Person and must be current as of a date no more than 45 days prior to you becoming an Access Person.

Annual Reports must be submitted to MAGIM Compliance within 30 calendar days of the 31st December and must list investments held as of a date no more than 45 days prior to the date you submit the report.

You must list all your ACCOUNTS in Table 1 then either:

a.   List all holdings (whether held in the listed accounts or not) in Table 2, or
b.   Attach copies of the most recent statements of each of the accounts listed.

You may also use this form to report any new accounts opened during the course of the year.

If you have any questions as to whether an account or holding should be reported on you should consult MAGIM Compliance Department 020 7548 2852.

If you do not hold any securities, then enter none in Sections A and B, complete the certification and return to MAGIM Compliance.

To: MAGIM Compliance
From: ____________________________________		Date:______________________________________

Table 1 ACCOUNTS HELD

Please list all stock brokers accounts, PEP/ISAs, and other unitised investments in which you have a Beneficial Interest.

ALL BOXES MUST BE COMPLETED

Name of Broker/Manager:	Name on account:		Account number:

Table 2 HOLDINGS

Please list, on the table below, all securities in which you or any Connected Person have a Beneficial Interest.

Name of Security	Type of Security	Exchange Ticker Symbol or CUSIP	Number of Shares or Principal (2) Amount	Held Directly/Brokerage Firm Where Held

1 Insert the following symbol as to indicate the types of security held: E – Equity, D – Debt, X – Other
2 For debt securities

NOTE: CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

I certify that the statements made by me on this form are true and complete, and correct to the best of my knowledge and belief and are made in good faith.

Name: ____________________________________		Signature:__________________________________
Date: _____________________________________
Notes: This information will be stored in locked cabinets to which only Compliance staff have access. As the volume of information stored grows it will be archived in a secure fashion. The definition of Transactions that must be reported is DIFFERENT from what needs to be pre-cleared. Unit Trusts, OEICS, and other unitised investments fall outside the PRECLEARANCE regime but within the REPORTING regime. They MUST be reported by Access Persons on a quarterly basis.

Appendix D: Statement of transactions during the quarter

Statement of transactions during the quarter ended:
To: MAGIM Compliance
From: ____________________________________	Date:_____________________________________
Department: _______________________________	Telephone: ________________________________
I have previously reported the following matters for all Transactions in securities covered by the pre-clearance requirements detailed in Section 2 during the Quarter.

The report below details those Transactions which fall outside the pre-clearance regime, see Table 2.

I also confirm that I have reported any brokerage accounts established during the Quarter or since I last submitted a Statement of Securities Held.

Type of Investment:	Where Investment Held:	Transaction in the quarter:

Signature: _________________________________	Date:________________________________
 Notes: The definition of Transactions that must be reported is DIFFERENT from what needs to be pre-cleared. Transactions in Unit Trusts, OEICS, and other unitised investments fall outside the PRECLEARANCE regime but within the REPORTING regime. They MUST be reported by Access Persons on a quarterly basis. This information will be stored in locked cabinets to which only Compliance staff have access. As the volume of information stored grows it will be archived in a secure fashion.

Appendix E: Personal Association

This form must be completed in full for each reportable personal association you have, or wish to enter into.

Name of Person declaring Personal Association:             Date:
________________________________________      _________________________

Department:                                                                             Telephone:
________________________________________      _________________________

Details of the Personal Association and when it commences / expected to commence.
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________

I confirm that the personal association detailed above will not influence my behaviours in ensuring that the interests of M&G and its clients are not compromised.

Signed by person declaring the Personal Association:   Date:
________________________________________      _________________________

Reviewed /Approved by Business Unit CEO:                   Department and position:
________________________________________      _________________________

Signed                                                                                       Date:
________________________________________      _________________________

Note:  Please submit the approved copy to MAGIM Compliance

Appendix F: Gifts and benefits form

This form must be completed in full for all gifts and benefits (hospitality) either received or given.  Once completed, please return to MAGIM Compliance in Governors House.

Gifts and benefits authorisation and reporting rules:

• Up to a value of £50 you may accept these gifts and you do not need to declare them.

• Between £50 - £100 you may accept these gifts and you must declare them (retrospective manager signoff is permitted).

• More than £100 (or attendance at an unhosted sports events and social hospitality events) should not be accepted or given, unless approved by Head of Business Unit prior to the date of the event and that you declare them no later than five days after the event or receipt of the gift/benefit.

Nature of gift or benefit:
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________

Estimated value of gift or benefit:
_________________________________________________________________

Date the gift or benefit was given ____ or received _____
Was the gift or benefit given ____ or received _____

Broker/Company/Individual making the offer or
Broker/Company/Individual given to
_________________________________________________________________

I confirm that:

___  acceptance of the above Gift or Benefit will not induce me to carry out an activity with the party making the offer, which would conflict with the interests of M&G or its clients, or

___  the giving of the Gift or Benefit will not knowingly influence the person receiving it to be conflicted in their dealings with M&G

Name of person receiving the gift or benefit, or name of the person who gave the gift or benefit on behalf of M&G (please print)
_________________________________________________________________

Department
_________________________________________________________________

Signed by recipient/Date:
_________________________________________________________________
                                                                                                                      Date
Approved by (please print)
_________________________________________________________________
Signed by Line Manager                                                                           Date

Hospitality acceptance criteria

Everyday business lunches - you may attend or provide these events and you do not need to declare them. However, you should bear in mind the frequency of such events with the same person.

Individual invitations to social or sporting events, theatre visits, foreign travel, charity dinners etc you may accept or give these invitations, providing that approval is sought before the event from your manager and you must declare them.

Ticketed events are considered gifts unless the giver/host is present at the event.

Group invitations to social or sporting events such as cricket and football matches with business partners you may accept or provide these invitations, providing that approval is sought before the event from your manager and the co-ordinator of the event, if hosted by M&G, must declare and detail all attendees.

Sponsorship

It is acceptable that an individual may receive:

•    sponsorship in the form of travel and accommodation expenses to enable investment professionals to attend an occasional research trip either in the UK or overseas

•    sponsorship in the form of travel, accommodation and seminar / conference expenses to enable investment professionals to attend an occasional seminar/conference either in the UK or overseas.

Subject to the recipient of the sponsorship receiving prior approval from the Head of the Business Unit and that the event meets the following criteria:

•    the event for which you are being sponsored should have a definite work agenda; it is expected that at least 7 hours per day will be spent on work related activities. It is expected that travel, accommodation and expenses for days without a definite work agenda will be paid for by the employee

•    that only one event per investment bank, broker (counterparty), and company, is received per quarter.

•    that full details of the sponsorship, in particular its £ value together with detailed timetable clearly summarising the work and social elements of the event must be recorded on the Gifts and Benefits form

All completed and authorised forms must be sent to MAGIM Compliance.

Appendix G: Federal Securities Laws

The following are considered to be the Federal Securities Laws:

Securities Act of 1933

Often referred to as the “truth in securities” law, the Securities Act of 1933 has two basic objectives:

Require that investors receive financial and other significant information concerning securities being offered for public sale; and

Prohibit deceit, misrepresentations, and other fraud in the sale of securities.

Securities Exchange Act of 1934

With this Act, Congress created the Securities and Exchange Commission. The Act empowers the SEC with broad authority over all aspects of the securities industry. This includes the power to register, regulate, and oversee brokerage firms, transfer agents, and clearing agencies as well as the nation’s securities self regulatory organisations (SROs). The various stock exchanges, such as the New York Stock Exchange, and American Stock Exchange are SROs. The National Association of Securities Dealers, which operates the NASDAQ system, is also an SRO.

The Act also identifies and prohibits certain types of conduct in the markets and provides the Commission with disciplinary powers over regulated entities and persons associated with them.

The Act also empowers the SEC to require periodic reporting of information by companies with publicly traded securities.

Trust Indenture Act of 1939

This Act applies to debt securities such as bonds, debentures, and notes that are offered for public sale. Even though such securities may be registered under the Securities Act, they may not be offered for sale to the public unless a formal agreement between the issuer of bonds and the bondholder, known as the trust indenture, conforms to the standards of this Act.

Investment Company Act of 1940

This Act regulates the organisation of companies, including mutual funds, that engage primarily in investing, reinvesting, and trading in securities, and whose own securities are offered to the investing public. The regulation is designed to minimise conflicts of interest that arise in these complex operations. The Act requires these companies to disclose their financial condition and investment policies to investors when stock is initially sold and, subsequently, on a regular basis. The focus of this Act is on disclosure to the investing public of information about the fund and its investment objectives, as well as on investment company structure and operations. It is important to remember that the Act does not permit the SEC to directly supervise the investment decisions or activities of these companies or judge the merits of their investments.

Investment Advisers Act of 1940

This law regulates investment advisers. With certain exceptions, this Act requires that firms or sole practitioners compensated for advising others about securities investments must register with the SEC and conform to regulations designed to protect investors. Since the Act was amended in 1996, generally only advisers who have at least $25 million of assets under management or advise a registered investment company must register with the Commission.

Sarbanes-Oxley Act of 2002

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, which he characterized as “the most far reaching reforms of American business practices since the time of Franklin Delano Roosevelt.” The Act mandated a number of reforms to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud, and created the “Public Company Accounting Oversight Board,” also known as the PCAOB, to oversee the activities of the auditing profession.